Exhibit 99.1

Protective Closes Reinsurance Transaction with Great-West

Birmingham, Ala. (June 3, 2019): Protective Life Corporation (Protective), a wholly owned U.S. subsidiary of Dai-ichi Life Holdings, Inc. (TSE:8750), announced today that its principal subsidiary, Protective Life Insurance Company (Protective Life), and Protective Life & Annuity Insurance Company, completed the transaction with Great-West Life & Annuity Insurance Company (GWL&A) to acquire via reinsurance substantially all of its individual life and annuity business. The transaction was announced on January 24, 2019.

The transaction is expected to represent a capital investment by Protective of approximately $1.2 billion and is the company’s largest acquisition to date. The business being transferred, which has been marketed under the Great-West Financial brand, includes bank-owned and corporate-owned life insurance, single premium life insurance, individual annuities, and a portion of Great-West’s closed block life insurance and annuities. GWL&A is retaining a block of participating policies, which will now be administered by Protective.

“We are proud to announce the closing of our 57th acquisition,” said Richard J. Bielen, Protective’s President and Chief Executive Officer. “This is an exciting time in Protective’s history. The addition of this seasoned, stable block of business diversifies our product mix, while providing strategic opportunities in the bank distribution channel and competitive positioning in new markets. We look forward to the opportunity to serve more customers.”

This is the fourth acquisition completed since Protective became part of Dai-ichi in 2015. Dai-ichi considers Protective to be its North American growth platform and continues to aim for further expansion in the region, through both acquisitions and organic growth in Protective’s retail sales.

Morgan Stanley & Co. LLC acted as financial advisor to Protective for the transaction and Willkie Farr & Gallagher LLP acted as legal counsel.

About Protective Life Corporation

Protective Life Corporation (Protective) provides financial services through the production, distribution and administration of insurance and investment products throughout the U.S. Protective traces its roots to its flagship company, Protective Life Insurance Company — founded in 1907. Throughout its more than 110-year history, Protective’s growth and success can be largely attributed to its ongoing commitment to serving people and doing the right thing — for its employees, distributors, and most importantly, its customers. Protective’s home office is located in Birmingham, Alabama, and its 3,000+ employees are located in offices across the United States. As of March 31, 2019, Protective had assets of approximately $92 billion. Protective Life Corporation is a wholly owned subsidiary of Dai-ichi Life Holdings, Inc. (TSE:8750). For more information about Protective, please visit www.Protective.com.

Media Contact:

Brittnie Bordonaro

Corporate Communications

(205) 268-8611

brittnie.bordonaro@protective.com